Exhibit 4.5

EXECUTION COPY

SHARE SUBSCRIPTION AGREEMENT

By and among

CHINA MEDICAL TECHNOLOGIES, INC.

CHENGXUAN INTERNATIONAL LTD.

GENERAL ELECTRIC INTERNATIONAL OPERATIONS COMPANY, INC.

and

GOLDEN MEDITECH (BVI) COMPANY LIMITED

Dated as of January 19, 2005

i

SHARE SUBSCRIPTION AGREEMENT

This SHARE SUBSCRIPTION AGREEMENT (this “Agreement”) dated as of January 19, 2005, is made and entered into by and among

A. CHINA MEDICAL TECHNOLOGIES, INC. an exempted company with limited liability organized and existing under the laws of the Cayman Islands (the “Company”);

B. CHENGXUAN INTERNATIONAL LTD., a company incorporated in the British Virgin Islands with limited liability with its registered address at The Mill Mall, PO Box 92, Road Town, Tortola, British Virgin Islands (“Chengxuan”);

C. GENERAL ELECTRIC INTERNATIONAL OPERATIONS COMPANY, INC., a company incorporated in Delaware, United States of America with limited liability with its registered address at Corporate Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware, United States of America (“GE”); and

D. GOLDEN MEDITECH (BVI) COMPANY LIMITED, a company incorporated in the British Virgin Islands with limited liability with its registered address at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“Meditech” and, collectively with Chengxuan and GE, the “Subscribers”).

WHEREAS, the Company wishes to issue to each of the Subscribers, and each of the Subscribers wishes to subscribe for, an aggregate of 200,000,000 ordinary shares of the Company, par value US$0.1 per share (the “Shares”) as more particularly set forth on Schedule I. In consideration of the Shares, each of the Subscribers wishes to transfer, and the Company wishes to acquire, all of the outstanding equity interests of the respective Subscriber in Beijing Yuande Bio-Medical and Engineering Co., Ltd. (“YDME”), a limited liability company organized and existing under the laws of the People’s Republic of China (the “PRC”) (each an “Equity Interest”) as set forth below;

WHEREAS, it is intended that as a result of the transactions contemplated by this Agreement, YDME will become a 100% subsidiary of the Company; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.01 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Affiliate” shall mean any Person, any other Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or under common control with, the Person specified. For purposes of this definition “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

“Ancillary Agreements” means the Shareholders’ Agreement, the Registration Rights Agreement and the Restated Memorandum.

“Agreement” shall have the meaning ascribed to it in the recitals.

“Articles of Association” shall mean the Memorandum and Articles of Association of the Company, as in effect as of the date hereof.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the PRC are authorized or required by law to be closed in the PRC.

“Closing” shall have the meaning ascribed to it in Section 2.02 of this Agreement.

“Closing Date” shall have the meaning ascribed to it in Section 2.02 of this Agreement.

“Company” shall have the meaning ascribed to it in the recitals.

“Contractual Obligation” shall have the meaning ascribed to it in Section 5.02 of this Agreement.

“Encumbrance” shall mean, with respect to any property, any mortgage, charge, pledge, lien, lease, easement, servitude, right of others, security interest or encumbrance of any kind in respect of such property (including any conditional sale or other title retention agreement, any financing or similar statement or notice).

“Equity Interest” shall have the meaning ascribed to it in the recitals.

“Governmental Authority” shall mean the government of any nation, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, regulation or compliance, and any corporation or other entity owned or controlled, through share or capital ownership or otherwise, by any of the foregoing.

“Laws” shall have the meaning ascribed to it in Section 3.03 of this Agreement.

“Person” shall mean any individual, firm, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“PRC” shall have the meaning ascribed to it in the recitals.

“Registration Rights Agreement” shall mean the Registration Rights Agreement substantially in the form attached hereto as Exhibit B.

“Restated Memorandum” shall mean the Amended and Restated Memorandum of Association and Articles of Association of the Company, dated as of even date herewith, executed by the Subscribers substantially in the form of Exhibit C.

“Securities Act” shall have the meaning ascribed to it in Section 5.05 of this Agreement.

“Shareholders’ Agreement” shall mean the Shareholders’ Agreement substantially in the form attached hereto as Exhibit A.

“Shares” shall have the meaning ascribed to it in the recitals.

“Subscriber” or “Subscribers” shall have the meaning ascribed to it in the recitals.

“YDME” shall have the meaning ascribed to it in the recitals.

ARTICLE 2

SUBSCRIPTION

SECTION 2.01 Transfer of Equity Interests and Subscription for Shares. Subject to the terms and conditions herein set forth, (i) each Subscriber agrees, severally and not jointly, that it will transfer its Equity Interest in YDME to the Company and (ii) the Company agrees that it will issue to each Subscriber, and each Subscriber agrees, severally and not jointly, that it will subscribe for, the number of Shares set forth opposite such Subscriber’s name on Schedule I hereto. Each Subscriber’s consideration for its Shares shall be the transfer of its Equity Interest to the Company.

SECTION 2.02 Closing. The closing of the sale of the Shares and the transfer of the Equity Interests (the “Closing”) shall take place at the office of Latham & Watkins LLP, 41st Floor, One Exchange Square, 8 Connaught Place, Central, Hong Kong at 10:00 a.m., local time, on the second Business Day following the date upon which the conditions set forth in Article 3 and 4 shall be satisfied or waived in accordance with this Agreement, or at such other time, place and date that the Company and the Subscribers may agree in writing (the “Closing Date”). On the Closing Date, the Company shall deliver to each Subscriber a certificate or certificates in definitive form and registered in the name of each such Subscriber, representing its Shares; and each of the Subscribers shall deliver to the Company the certificate or certificates representing its Equity Interest in YDME.

ARTICLE 3

CONDITIONS TO THE OBLIGATIONS

OF THE SUBSCRIBERS AT CLOSING

The obligations of each Subscriber to transfer its Equity Interest to the Company at the Closing shall be subject to the satisfaction as determined by, or waived by each of Subscribers of the following conditions on or before the Closing Date.

SECTION 3.01 Representations and Warranties; Performance of Covenants. The representations and warranties of the Company contained in Article 5 hereof shall be true and correct at and as of the date hereof and as of the Closing Date as if made at and as of such date, and the Company shall have performed and complied with all of its agreements and conditions set forth or contemplated herein that are required to be performed by, or complied with by the Company on or before the Closing Date.

SECTION 3.02 Proceedings. All corporate and other proceedings taken or required to have been taken by the Company in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to each of the Subscribers.

SECTION 3.03 Equity Transfer Permitted by Applicable Laws. The transfer of the Equity Interests to the Company at the Closing shall not be prohibited by the Company’s Articles of Association or any domestic, foreign or local statute, rule, regulation or other law (collectively, “Laws”).

SECTION 3.04 Shareholders’ Agreement. The Shareholders’ Agreement shall have been duly executed and delivered by the Company.

SECTION 3.05 Registration Rights Agreement. The Company shall have duly executed and delivered the Registration Rights Agreement.

ARTICLE 4

CONDITIONS TO THE OBLIGATIONS

OF THE COMPANY AT CLOSING

The obligations of the Company to acquire the Equity Interests from the Subscribers at the Closing shall be subject to the satisfaction as determined by, or waived by, the Company of the following conditions on or before the Closing Date.

SECTION 4.01 Representations and Warranties; Performance of Covenants. The representations and warranties of the Subscribers contained in Article 6 hereof shall be true and correct at and as of the date hereof and the date of the Closing as if made at and as of such date, and each Subscriber shall have performed and complied with all of its agreements and conditions set forth or contemplated herein that are required to be performed by, or complied with by each Subscriber on or before the Closing Date.

SECTION 4.02 Compliance with this Agreement. Each Subscriber shall have performed and complied with all of its agreements and conditions set forth or contemplated herein that are required to be performed or complied with by each Subscriber on or before the Closing Date.

SECTION 4.03 Shareholders’ Agreement. Each Subscriber shall have duly executed and delivered the Shareholders’ Agreement.

SECTION 4.05 Registration Rights Agreement. Each Subscriber shall have duly executed and delivered the Registration Rights Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Subscribers as set forth below as of the date of this Agreement and as of the Closing Date.

SECTION 5.01 Corporate Organization, Existence and Power. The Company (a) is an exempted company duly incorporated and validly existing under the laws of the Cayman Islands; (b) has all requisite corporate power and authority to conduct the business in which it is currently, or is currently proposed to be, engaged; and (c) has the corporate power and authority to execute, deliver and perform its obligations under this Agreement.

SECTION 5.02 Corporate Authorization; No Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the issuance of the Shares: (a) has been duly authorized by all necessary corporate, and if required, shareholder action; (b) do not and will not contravene the terms of the Articles of Association of the Company, or any amendment thereof or any Laws applicable to the Company or its assets, business or properties; (c) do not and will not (i) conflict with, contravene, result in any violation or breach of or default under (with or without the giving of notice or the lapse of time or both), (ii) create in any other Person a right or claim of termination or amendment, or (iii) require modification, acceleration or cancellation of any provision of any security issued by such Person in any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument or arrangement (whether in writing or otherwise) to which such Person or its property is bound, or any amendment of any of the foregoing (collectively, “Contractual Obligations”); and (d) do not and will not result in the creation of any lien against any property, asset or business of the Company or the suspension, revocation, impairment, forfeiture or non renewal of any material permit, license, authorization or approval applicable to the Company, or its businesses or operations or any of its assets or properties.

SECTION 5.03 Governmental Authorization; Third Party Consents. No material approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, any governmental entity or authority or any other Person in respect of any Law or Contractual Obligation, and no lapse of a waiting period under any Law or Contractual Obligation, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company of this Agreement or the consummation of the transactions contemplated hereby.

SECTION 5.04 Binding Effect; Enforceability. This Agreement has been duly executed and delivered by the Company, and this Agreement constitutes the legal, valid and binding obligations of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability.

SECTION 5.05 Private Offering. No form of general solicitation or general advertising was used by the Company, or its representatives in connection with the offer or sale of the Shares. No registration of the Shares pursuant to the provisions of the United States Securities Act of 1933, as amended (the “Securities Act”) or the state securities or “blue sky” laws will be required for the offer, sale or issuance of the Shares pursuant to this Agreement.

ARTICLE 6

REPRESENTATIONS AND

WARRANTIES OF THE SUBSCRIBERS

Each of the Subscribers hereby, severally and not jointly, represents and warrants as to itself only, as follows:

SECTION 6.01 Equity Interests. The Equity Interest transferred by the Subscriber is legally owned by the Subscriber, and by the date of execution of this Agreement, the Equity Interest is free and clear of any Encumbrance.

SECTION 6.02 Corporate Authorization; No Contravention. The execution, delivery and performance by the Subscriber of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the transfer of the Equity Interests: (a) has been duly authorized by all necessary corporate, and if required, shareholder action; (b) do not and will not contravene the terms of the organizational documents or any amendment thereof or any Laws applicable to the Subscriber or its assets, business or properties; (c) do not and will not (i) conflict with, contravene, result in any violation or breach of or default under (with or without the giving of notice or the lapse of time or both), (ii) create in any other Person a right or claim of termination or amendment, or (iii) require modification, acceleration or cancellation of any provision of any security issued by such Person in any Contractual Obligation, or any order or decree directly relating to it; and (d) do not and will not result in the creation of any lien against any property, asset or business of the Subscriber or the suspension, revocation, impairment, forfeiture or non renewal of any material permit, license, authorization or approval applicable to the Company, or its businesses or operations or any of its assets or properties.

SECTION 6.03 Governmental Authorization; Third Party Consents. Except as disclosed in the Disclosure Schedule, no material approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, any governmental entity or authority or any other Person in respect of any Law or Contractual Obligation, and no lapse of a waiting period under any Law or Contractual Obligation, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Subscriber of this Agreement or the consummation of the transactions contemplated hereby.

SECTION 6.04 Binding Effect; Enforceability. This Agreement has been duly executed and delivered by it and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

SECTION 6.05 Purchase for Own Account. The Shares to be acquired by it pursuant to this Agreement are being acquired for its own account or for the account of its Affiliates and with no intention of distributing or reselling such securities or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, or any state, without prejudice, however, to its right at all times to sell or otherwise dispose of all or any part of the Shares under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act, and subject, nevertheless, to the disposition of its property being at all times within its control. If the Subscriber should in the future decide to dispose of any of the Shares, the Subscriber understands and agrees that it may do so only in compliance with the Securities Act and applicable state securities laws, as then in effect. It agrees to the imprinting of a legend on certificates representing the Shares to the following effect: “THE SHARE EVIDENCED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE US SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE ISSUER STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT OR THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT.”

SECTION 6.06 Tax Matters. Such Subscriber has had an opportunity to review with its own tax advisors the tax consequences to such Subscriber of its subscription for Shares and the other transactions contemplated by this Agreement. Such Subscriber understands that it must rely solely on its own advisors and not on any statements or representations by the Company or any of its agents with respect to tax matters. Such Subscriber understands that it (and not the Company) shall be responsible for any tax liability of such Subscriber that may arise from the transactions contemplated by this Agreement.

ARTICLE 7

COVENANTS OF THE COMPANY

The Company covenants and agrees with the Subscribers that, at all times from and after the date hereof until the Closing, the Company will comply with all covenants and provisions of this Article 7, except to the extent the Subscribers may otherwise consent in writing.

SECTION 7.01 Notice and Cure. The Company will notify each Subscriber promptly in writing of, and contemporaneously will provide each Subscriber with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance occurring after the date of this Agreement that causes or will cause any covenant or agreement of the Company under this Agreement to be breached or that renders or will render untrue any representation or warranty of the Company contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. The Company also will notify each Subscriber promptly in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, whether occurring or arising before, on or after the date of this Agreement. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit each Subscriber’s right to seek any remedy available at law or in equity.

SECTION 7.02 Fulfillment of Conditions. The Company will execute and deliver at the Closing, each document that it is required hereby to execute and deliver as a condition to the Closing, and will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of the Subscribers contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

SECTION 7.03 Issuance of Additional Shares. From and after the date hereof until the Closing, the Company will not issue any shares, or rights, options or warrants convertible or exchangeable into the shares of the Company.

ARTICLE 8

COVENANTS OF THE SUBSCRIBERS

Each Subscriber covenants and agrees, severally and not jointly, with the Company that, at all times from and after the date hereof until the Closing, such Subscriber will comply with all covenants and provisions of this Article 8, except to the extent the Company may otherwise consent in writing.

SECTION 8.01 Regulatory and Other Authorizations. (a) Each Subscriber shall use their best efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement and the Ancillary Agreements (including, without limitation, the governmental consents and approvals set forth in Section 6.03 of the Disclosure Schedule) and will cooperate fully with the Company in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b) Each Subscriber agrees that, in the event that any consent, approval or authorization necessary or desirable to transfer its Equity Interest is not obtained prior to the Closing, the Subscriber will, subsequent to the Closing, cooperate with the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable.

SECTION 8.02 Notice and Cure. Each Subscriber will notify the Company promptly in writing of, and contemporaneously will provide the Company with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance occurring after the date of this Agreement that causes or will cause any covenant or agreement of such Subscriber under this Agreement to be breached or that renders or will render untrue any representation or warranty of such Subscriber contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. Each Subscriber also will notify the Company and other Subscribers promptly in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant or agreement made by such Subscriber in this Agreement, whether occurring or arising before, on or after the date of this Agreement. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit the Company’s right to seek any remedy available at law or in equity.

SECTION 8.03 Fulfillment of Conditions. Each Subscriber will execute and deliver at the Closing, each document that the Subscriber is hereby required to execute and deliver as a condition to the Closing, will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of the Company contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

ARTICLE 9

TERMINATION

SECTION 9.01 Termination.

(a) This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(i) at any time by mutual written agreement of the Company and each of the Subscribers; and

(ii) at any time before the Closing, by the Company or any of the Subscribers, in the event of a material breach hereof by the non-terminating party if such non-terminating party fails to cure such breach within five Business Days following notification thereof by the terminating party.

If this Agreement so terminates, it shall become null and void and have no further force or effect.

SECTION 9.02 Effect of Termination. If this Agreement is validly terminated pursuant to Section 9.01, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of the Company or Subscribers (or any of their respective officers, directors, employees, agents or other representatives, associates or Affiliates) other than liability for breach of this Agreement arising prior to such termination.

ARTICLE 10

MISCELLANEOUS

SECTION 10.01 Survival of Representations and Warranties. None of the representations and warranties made herein shall survive the consummation of the Closing.

SECTION 10.02 Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by telefax, commercial express courier service or personal delivery:

if to the Company:

China Medical Technologies, Inc.

24 Yongchang North Road

Beijing Economic-Technological Development Area

Beijing, 100176

Telecopy: (8610) 6788-4642

Attention: Mr. Xiaodong Wu

With a copy to:

Latham & Watkins LLP
41st Floor, One Exchange Square
8 Connaught Place, Central
Hong Kong

Telecopy: (852) 2522-7006
Attention: David Zhang, Esq.

(b)	if to Chengxuan:

Chengxuan International Ltd.
24 Yongchang North Road
Beijing Economic-Technological Development Area
Beijing, 100176

Telecopy: (8610) 6788-4642
Attention: Mr. Xiaodong Wu

With a copy to:

Latham & Watkins LLP
41st Floor, One Exchange Square
8 Connaught Place, Central
Hong Kong

Telecopy: (852) 2522-7006
Attention: David Zhang, Esq.

(c)	if to GE:

General Electric International Operations Company, Inc.
6/F, North Tower, Grand Pacific Building
8A, Guanghua Road
Chaoyang District
Beijing 100026

Telecopy: (8610) 6581-5635
Attention: Gangliang Qiao, Esq.

with a copy to:

Shearman & Sterling LLP
2318 China World Tower Two
1 Jianguomenwai Dajie
Chaoyang District
Beijing 100004

Telecopy: (8610) 6505-1818
Attention: Lee Edwards, Esq.

(c)	if to Meditech:

Golden Meditech (BVI) Company Limited
Suite A, 36/F, Bank of China Tower
1 Garden Road
Central, Hong Kong

Telecopy: (852) 2868-6981
Attention: Ms. Ting (Tina) Zheng

with a copy to:

Jones Day
31st Floor, Edinburgh Tower
The Landmark
15 Queen’s Road Central
Hong Kong

Telecopy: (8610) 2868-5871
Attention: Barbara Mok, Esq.

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied. Any party may by notice given in accordance with this Section 10.02 designate another address or Person for receipt of notices hereunder.

(d) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. No Subscriber may assign its right to subscribe for Shares hereunder to another Person without the prior written consent of the Company. No Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

SECTION 10.03 Amendment and Waiver.

(a) No failure or delay on the part of any of the parties hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the parties hereto at law, in equity or otherwise.

(b) Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by any party from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by the Company and each of Subscribers, and (ii) only in the specific instance and for the specific purpose for which made or given. No amendment, supplement or modification of or to any provision of this Agreement or any waiver of any such provision or consent to any departure by any party from the terms of any such provision may be made orally.

SECTION 10.04 Signatures; Counterparts. Telefacsimile transmissions of any executed original document and/or retransmission of any executed telefacsimile transmission shall be deemed to be the same as the delivery of an executed original. At the request of any party hereto, the other parties hereto shall confirm telefacsimile transmissions by executing duplicate original documents and delivering the same to the requesting party or parties. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 10.05 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

SECTION 10.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America, without regard to the principles of conflicts of law thereof. The parties hereto irrevocably submit to the non-exclusive jurisdiction of any state or federal court sitting in the County of New York, in the State of New York over any suit, action or proceeding arising out of or relating to this Agreement. To the fullest extent they may effectively do so under applicable law, the parties hereto irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that they are not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 10.07 Severability. If any one or more of the provisions contained in this Agreement, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions of this Agreement. The parties hereto further agree to replace such invalid, illegal or unenforceable provision of this Agreement with a valid, legal and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

SECTION 10.08 Entire Agreement. This Agreement, including the schedule hereto, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the schedule hereto, supersedes all prior agreements and understandings between the parties with respect to such subject matter.

SECTION 10.09 Publicity. Except as may be required by applicable law, none of the parties hereto shall issue a publicity release or announcement or otherwise make any public disclosure concerning this Agreement or the transactions contemplated hereby, without prior approval of the Company.

SECTION 10.10 Further Assurances. Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations, or other actions by, or giving any notices to, or making any filings with, any governmental entity or authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement, including, without limitation, any post-closing transfer(s) by a Subscriber of a portion of the Shares to a Person not currently a party hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories hereunto duly authorized as of the date first above written.

CHINA MEDICAL TECHNOLOGIES, INC.

By:	/s/ Xiaodong Wu
Name:	Xiaodong Wu
Title:	Chief Executive Officer

CHENGXUAN INTERNATIONAL LTD.

By:	/s/ Xiaodong Wu
Name:	Xiaodong Wu
Title:	Director

GENERAL ELECTRIC INTERNATIONAL OPERATIONS COMPANY, INC.

By:	/s/ Chih Chen
Name:	Chih Chen
Title:

GOLDEN MEDITECH (BVI) COMPANY LIMITED

By:	/s/ Kam Yuen
Name:	Kam Yuen
Title:	Director

SCHEDULE I

Name of the Subscriber	Number of Subscribed Shares	Consideration	Percentage of Equity Interest in YDME to be Transferred
General Electric International Operations Company, Inc.	39,980,000 Shares (19.99%)	Equity Interest in YDME	19.99%

Golden Meditech (BVI) Company Limited	50,000,000 Shares (25%)	Equity Interest in YDME	25%

Chengxuan International Ltd.	110,020,000 Shares (55.01%)	Equity Interest in YDME	55.01%

S-1

Exhibit A – Form of Shareholders’ Agreement

A-1

Exhibit B – Form of Registration Rights Agreement

B-1

Exhibit C – Form of Amended and Restated Memorandum of Association and Articles of Association of the Company

C-1

DISCLOSURE SCHEDULE

6.03. Governmental Authorization; Third Party Consent

1.	Approval of the Administration Commission of Beijing Economic-Technological Development Area for the transfer of the Equity Interests to the Company.

2.	Registration of the transfer of the Equity Interests with the Beijing Municipal Administration of Industry and Commerce and issuance of an amended business license of YDME.

D-1